UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2012

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 West Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (701) 530-1000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2012, MDU Resources Group, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) to report that David L. Goodin had been appointed President and Chief Executive Officer of the Company, effective January 4, 2013.

The Company is filing this amendment to the Form 8-K to report that on November 14, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company recommended, and on November 15, 2012, the Board approved, a compensation increase for Mr. Goodin in connection with his promotion.

Effective January 1, 2013, Mr. Goodin’s base salary will increase from $385,000 to $625,000. Mr. Goodin’s 2013 target annual incentive award opportunity under the Company’s Long-Term Performance-Based Incentive Plan (the “LTIP”) will increase from 65% of annual base salary, or $250,250, to 150% of annual base salary, or $937,500. Mr. Goodin’s 2013 target long-term incentive award opportunity under the LTIP will increase from 90% of annual base salary, or $562,500, to 150% of annual base salary, or $937,500. The 2013 annual and long-term incentive awards are scheduled to be made at the regular meetings of the Compensation Committee and the Board in February 2013.

On November 14, 2012, upon recommendation of Terry D. Hildestad, the Company’s Chief Executive Officer, the Compensation Committee approved increases for Mr. Goodin’s regular retirement benefit and death benefit under the Company’s Supplemental Income Security Plan (the “SISP”), effective January 1, 2013. The vesting period for these benefit increases is three additional years of participation in the SISP. Assuming that Mr. Goodin satisfies this vesting requirement, his annual regular retirement benefit will increase from $154,656 to $276,480, and the annual death benefit will increase from $309,290 to $552,960. Retirement benefits are paid for 15 years and begin at age 65 or, if later, upon retirement. The terms of the SISP are described in the Company’s 2012 Proxy Statement, which was filed with the Securities and Exchange Commission on March 9, 2012, which description is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2012

MDU Resources Group, Inc.

By:	/s/ Paul K. Sandness
Paul K. Sandness
General Counsel and Secretary